UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 10, 2011

EXCEL TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34698	27-1493212
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

(Address of Principal Executive Offices, Including Zip Code)

(858) 613-1800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On January 10, 2011, Excel Trust, Inc., a Maryland corporation (the “Company”), through its operating partnership subsidiary, Excel Trust, L.P. (the “Operating Partnership”), executed an agreement to acquire Edwards Theatres, a 100,511 square foot freestanding property located in San Marcos, California that is currently 100% leased by one tenant. The purchase price for the property, excluding closing costs, is approximately $23.6 million, of which approximately $12.5 million will be assumed debt. The purchase price, excluding assumed debt, will be payable in the form of units of the Operating Partnership valued at $14.00 per unit (a total of approximately 800,000 units). The units will be redeemable after a period of twelve months following the closing for cash or, at the Company’s option, an equivalent number of shares of the Company’s common stock. The units will be issued in a private placement in reliance on Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

This acquisition is subject to lender consent, due diligence and other customary closing conditions. The Company can offer no assurances that the acquisition will close on the terms described herein, or at all.

Item 7.01	Regulation FD Disclosure.

On January 11, 2011, the Company issued a press release announcing its agreement to acquire Edwards Theatres. A copy of the press release is attached hereto as Exhibit 99.1. The information contained in Item 7.01 of this Current Report, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description of Exhibit

99.1	Press release issued by Excel Trust, Inc. on January 11, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2011	Excel Trust, Inc.

	By:	/S/ S. ERIC OTTESEN
S. Eric Ottesen
Senior Vice President, General Counsel and Secretary

EXHIBITS

Exhibit	Description of Exhibit

99.1	Press release issued by Excel Trust, Inc. on January 11, 2011.